EXECUTION VERSION

SERVICES AGREEMENT

This Services Agreement (this “Agreement”), dated as of October 12, 2009, is entered into by and between ACN, Inc., a Michigan corporation (“ACN”), and WorldGate Communications, Inc., a Delaware corporation (“WorldGate”). Each of ACN and WorldGate are sometimes hereinafter referred to as a “Party” and collectively as the “Parties.”

WITNESSETH:

WHEREAS, in connection with certain commercial and other relationships between WorldGate and ACN, ACN desires to provide, and WorldGate desires to receive, and  WorldGate desires to provide, and ACN desires to receive, certain products and services, that each may provide or receive from the other from time to time, on such terms and conditions as set forth herein.

NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

AGREEMENT TO PROVIDE PRODUCTS AND SERVICES

1.1          Definitions.  When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.1.

(a)           “ACN Entities” means ACN and its direct or indirect subsidiaries.

(b)           “Loss” means any and all liabilities, damages, claims, losses, charges, fines, actions, suits, proceedings, deficiencies, taxes, interest, penalties and reasonable costs and expenses (including without limitation reasonable attorney’s fees and disbursements).

(c)           “Provider” means a WorldGate Entity or an ACN Entity, as the case may be, when such party is providing Services (as defined below) pursuant to the terms of this Agreement.

(d)           “Recipient” means a WorldGate Entity or an ACN Entity, as the case may be, when such party is receiving Services pursuant to the terms of this Agreement.

(e)           “Related Persons” mean directors, officers, employees, representatives, members, shareholders, partners, attorneys, accountants, agents, heirs, successors and assigns.

(f)            “WorldGate Entities” means WorldGate and its direct or indirect subsidiaries.

1.2           The ACN Entities shall provide to the applicable WorldGate Entity the products and services set forth on Annex A hereto (the “ACN Services”).  Annex A may be amended from time to time to add any additional products or services reasonably requested by WorldGate (in which event such products or services shall be added as ACN Services subject to the terms and conditions of this Agreement) or to modify or delete ACN Services.  Product and service upgrades and improvements that the ACN Entities provide to its own internal organization shall be made available to the WorldGate Entities to the extent that the Parties mutually agree upon the price of any such upgrade or improvement.

1.3           The WorldGate Entities shall provide to the applicable ACN Entities the products and services set forth on Annex B hereto (the “WorldGate Services” and together with the ACN Services, the “Services”). Annex B may be amended from time to time to add any additional products or services reasonably requested by ACN (in which event such products or services shall be added as WorldGate Services subject to the terms and conditions of this Agreement) or to modify or delete WorldGate Services.  Product and service upgrades and improvements that the WorldGate Entities provide to its own internal organization shall be made available to the ACN Entities to the extent that the Parties mutually agree upon the price of any such upgrade or improvement.

1.4           The Parties have set forth on Annex A and Annex B the time period during which the Services will be provided (if different from the term of the Agreement as set forth in Section 3.1), a description of the Service to be provided, the fee, if any, for such Service (the “Applicable Fee”), which shall not be greater than the good faith estimate of fair market value for such Service as determined by the mutual consent of the Parties, and any other terms applicable thereto.

1.5           Each Provider shall provide the Services with the same degree of skill, attention and care as it exercises in performing the same or similar services for itself. Except as set forth in this Section 1.5 and as explicitly provided in any Annex to this Agreement, no Provider makes any warranties, express or implied, with respect to the Services to be provided by such Provider pursuant to this Agreement.

1.6           Except as set forth in any Annex to this Agreement, all employees and representatives of the Provider shall be deemed for purposes of all compensation and employee benefits matters to be employees or representatives of such Provider and not employees or representatives of the Recipient.  Except as set forth in any Annex to this Agreement, in performing the Services, such employees and representatives shall be under the direction, control and supervision of the Provider (and not the Recipient) and the Provider shall have the sole right to exercise all authority with respect to the employment (including termination of employment), assignment and compensation of such employees and representatives.

1.7           Nothing in this Agreement shall preclude a Recipient from obtaining, in whole or in part, services of any nature that may be obtainable from the Provider, from its own employees or from providers other than the Provider.

1.8           In providing the Services, the Provider, as it deems necessary or appropriate in its reasonable judgment, may (a) use the personnel of the Provider and (b) employ the services of third parties to the extent such third party services are routinely utilized to provide similar services to other businesses of the Provider or are reasonably necessary for the efficient performance of any of such Services. The Provider will only employ the services of third parties who have entered into non-disclosure agreements that obligate such third parties to maintain the confidentiality of the Recipient’s confidential information and that prohibit the third party from using such confidential information for any purpose other than in connection with providing the Services. The Recipient may retain at its own expense its own consultants and other professional advisers.

1.9           If there is an unavoidable conflict between the immediate needs of the Provider and those of the Recipient as to the use of or access to a particular Service to be provided by the Provider, the Provider shall have the right, in its sole discretion, to establish reasonable priorities, at particular times and under particular circumstances, as between the Provider and the Recipient. In any such situation, the Provider shall provide notice to the Recipient of the establishment of such priorities at the earliest practicable time.

1.10         The Recipient shall, in a timely manner, take all such actions as may be reasonably necessary or desirable in order to enable or assist the Provider in the Provider’s provision of Services, including providing necessary information and specific written authorizations and consents, and the Provider shall be relieved of its obligations hereunder to the extent that the Recipient’s failure to take any such action renders performance by the Provider of such obligations unlawful or impracticable.

ARTICLE II

Compensation; Payment.

2.1           As consideration for the provision of the Services, the Recipient shall, for each Service performed, pay the Provider the Applicable Fee for such Service set forth in Annex A or Annex B, as the case may be. In addition to the Applicable Fee, the Provider shall also be entitled to reimbursement from the Recipient upon receipt of reasonable supporting documentation for all reasonable and necessary out-of-pocket expenses incurred in connection with the Provider’s provision of the Services that are not included as part of the Applicable Fee (“Expenses”).  In the event the Service is terminated, the Applicable Fee will be prorated for the number of days of Service received in the calendar month (based on a thirty day month) in which the Service is terminated.

2.2           Annex A or Annex B, as the case may be, will set forth the timing for the submission of invoices for the Applicable Fee and Expense for any Services and the payment terms applicable to each such invoice.  Each invoice shall include a summary list of the previously agreed upon Services for which there is an Applicable Fee together with such documentation as may reasonably be required by the Recipient to verify the amount of any Expenses and that such Expenses were incurred in connection with providing the Services.  Payment of all invoices in respect of Services and Expenses shall be made by check or electronic funds transmission in U.S. Dollars. All payments shall be made to the account designated in the invoice by the Provider to the Recipient.

ARTICLE III

Term; Termination.

3.1           Subject to the further provisions of this Article III and except as expressly provided with respect to a specific Service in Annex A or Annex B, this Agreement shall commence on the date first set forth above and terminate, unless renewed pursuant to the following sentence, one (1) year thereafter.  This Agreement will automatically renew for successive one-year terms, unless one party delivers to the other party a notice of its intention to terminate this Agreement not less than sixty (60) days prior to the end of the then-current term.

3.2           Notwithstanding anything to the contrary contained herein or in Annex A or Annex B, the Recipient may terminate any individual Service on a Service-by-Service basis (and/or location-by-location basis where an individual Service is provided at multiple locations of Recipient) upon prior written notice to the Provider identifying the particular Service (or location) to be terminated and the effective date of termination, which date shall be not less than thirty (30) days after receipt of such notice.

3.3           This Agreement may be terminated as to all of the Services prior to the expiration of the term of this Agreement as set forth in Section 3.1, upon written notice as set forth below:

(a)           by the Provider, if the Recipient fails to pay any invoice within ninety (90) days following the date when payment of such invoice is due unless the Recipient is disputing such invoice in good faith; or

(b)           by either Party, if the other Party commits a material breach of any provision of this Agreement and such material breach continues for a period of thirty (30) days following a written request to cure such breach.

3.4           Following any termination of this Agreement, each Provider shall cooperate in good faith with the Recipient to transfer records and take all other actions reasonably requested by the Recipient to enable the Recipient to make alternative arrangements for the provision of products or services substantially consistent with the Services provided pursuant to this Agreement.

3.5           Each Recipient specifically agrees and acknowledges that all obligations of the Provider to provide each Service for which the Provider is responsible hereunder shall immediately cease upon the termination of this Agreement. Upon the cessation of the Provider’s obligation to provide any Service, the Recipient shall immediately cease using, directly or indirectly, such Service (including any and all software of the Provider or third party software provided through the Provider, telecommunications services or equipment, or computer systems or equipment).

3.6           Upon termination of a Service with respect to which the Provider holds books, records or files, including current or archived copies of computer files, owned by the Recipient and used by the Provider in connection with the provision of a Service to the Recipient, the Provider will return all of such books, records or files as soon as reasonably practicable; provided, however, that the Provider may make a copy, at its expense, of such books, records or files for archival purposes only.

ARTICLE IV

Liability and Indemnity.

4.1           Each Provider’s maximum liability to, and the sole remedy of, the Recipient for breach of this Agreement or otherwise with respect to Services is a refund of the price paid for the particular Service or, at the option of the Recipient, a redelivery (or delivery) of the Service, unless the breach arises out of the bad faith, gross negligence, fraud or willful misconduct of the Provider.

4.2           The Provider hereby agrees to indemnify, defend and hold the Recipient and its Related Persons harmless from and against Losses incurred by the Recipient, resulting from any demand, claim, lawsuit, action or proceeding for a breach by Provider of any representation, warranty, covenant or agreement contained in this Agreement (including any Annex to this Agreement) or for bad faith, gross negligence, fraud or willful misconduct of the Provider.  The Provider’s liability under this Section 4.2 shall be subject to the provisions of Section 4.4.

4.3           The Recipient hereby agrees to indemnify, defend and hold the Provider and its Related Persons harmless from and against Losses incurred by the Provider, resulting from any demand, claim, lawsuit, action or proceeding relating to any such person’s conduct in connection with the Provider’s provision of Services to the Recipient under this Agreement, provided that such conduct was expressly required by this Agreement or by the Recipient’s direction and did not constitute bad faith, gross negligence, fraud or willful misconduct or breach of this Agreement by the Provider.  The Recipient’s liability under this Section 4.3 shall be subject to the provisions of Section 4.4.

4.4           Notwithstanding anything in this Agreement or any Annex to the contrary, neither the Provider nor the Recipient shall be liable for any special, incidental or consequential damages of any kind whatsoever, including but not limited to loss of profits, business interruptions and claims of customers.

4.5           Notice Of Claims.

(a)           ACN agrees to notify WorldGate promptly in writing upon the receipt by any ACN Entity of notice of any pending or threatened claim or proceeding, including without limitation any audit or assessment with respect to taxes, which arise out of, in connection with or result from the activities contemplated hereby for which any WorldGate Entity has agreed to indemnify any ACN Entity or their respective Related Persons.  ACN further agrees to reasonably cooperate and assist and to instruct its employees, counsel and advisors to reasonably assist the WorldGate Entities in the defense of such claims or proceedings to the extent permitted by applicable law.  The WorldGate Entities shall be entitled to participate, at its expense, in the defense of its interest in any such claim or proceeding.

(b)           WorldGate agrees to notify ACN promptly in writing upon the receipt by any WorldGate Entity of notice of any pending or threatened claim or proceeding, including without limitation any audit or assessment with respect to taxes, which arise out of, in connection with or result from the activities contemplated hereby for which any ACN Entity has agreed to indemnify any WorldGate Entity or their respective Related Persons.  WorldGate further agrees to reasonably cooperate and assist and to instruct its employees, counsel and advisors to reasonably assist the ACN Entities in the defense of such claims or proceedings to the extent permitted by applicable law.  The ACN Entities shall be entitled to participate, at its expense, in the defense of its interest in any such claim or proceeding.

ARTICLE V

Miscellaneous.

5.1           Proprietary Information. Each Party agrees to maintain, and shall cause its direct and indirect subsidiaries and its and their Related Persons to maintain, the confidentiality of all non-public information relating to the other Party, its direct and indirect subsidiaries, its affiliates or any third party that may be disclosed by a Party, its direct and indirect subsidiaries, its affiliates or any third party to the other Party or its direct and indirect subsidiaries in connection with the performance of the Services hereunder and to use such information solely for the purposes of providing or receiving the Services hereunder; provided that, either Party or its direct and indirect subsidiaries and its and their Related Persons may make such disclosure if required by law or the rules of any securities exchange or market.  Each Party and its direct and indirect subsidiaries shall retain the entire right, interest and title to its proprietary information.  No license under any patent, copyright, trademark, other intellectual property right or any application therefor, is hereby granted or implied by the provision of Services to the Recipient.

5.2           Amendments and Waivers.  Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party to this Agreement, or in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. To the maximum extent permitted by Law, (a) no waiver that may be given by a Party shall be applicable except in the specific instance for which it was given and (b) no notice to or demand on one Party shall be deemed to be a waiver of any obligation of such Party or the right of the Party giving such notice or demand to take further action without notice or demand.

5.3           Assignment.  Neither this Agreement nor any of the rights and obligations of the Parties hereunder may be assigned by either of the Parties hereto without the prior written consent of the other Party hereto, except that an assignment by operation of law in connection with a merger or consolidation shall not require the consent of the other Party hereto. Notwithstanding the foregoing, each of the Parties shall remain liable for all of their respective obligations under this Agreement. Subject to the first sentence of this Section 5.3, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns and no other person shall have any right, obligation or benefit hereunder. Any attempted assignment or transfer in violation of this Section 5.3 shall be void.

5.4           Entire Agreement. This Agreement, the Annexes and the documents, instruments and other agreements specifically referred to herein or delivered pursuant hereto, set forth the entire understanding of the Parties hereto with respect to the subject matter hereof.  Any and all previous agreements and understandings between or among the Parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.

5.5           Notices.  Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given (a) on the date established by the sender as having been delivered personally, (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier, (c) on the date sent by facsimile, with confirmation of transmission, if sent during normal business hours of the recipient, if not, then on the next business day, or (d) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

If to WorldGate:

WorldGate Communications, Inc.
3190 Tremont Avenue
Trevose, Pennsylvania 19053
Telephone: (215) 354-5106
Facsimile: (215) 354-1049
Attn: General Counsel

If to ACN:

ACN, Inc.
1000 Progress Place
Concord, North Carolina 28025
Telephone: (704) 260-3434
Facsimile: (704) 260-3304
Attn: General Counsel – North America

or to such other address or to the attention of such person or persons as the recipient Party has specified by prior written notice to the sending Party.  If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

5.6           No Third Party Beneficiaries. No provision of this Agreement is intended to confer upon any person other than the Parties hereto any rights or remedies hereunder; and nothing herein expressed or implied shall give or be construed to give any person or entity (including, without limitation, any Seconded Employee contemplated by Annex A-1), other than the Parties hereto and the other indemnified persons (as contemplated by Sections 4.2 and 4.3), and each of their respective heirs, executors, administrators, legal representatives, successors and permitted assigns, any legal or equitable rights hereunder.

5.7           Headings. All captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

5.8           Counterparts.  This Agreement may be executed in two or more counterparts (delivery of which may occur via facsimile or as an attachment to an electronic mail message in “pdf” or similar format), each of which shall be binding as of the date first written above, and, when delivered, all of which shall constitute one and the same instrument.  This Agreement and any other certificate, instrument, agreement or document required to be delivered pursuant to this Agreement, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or as an attachment to an electronic mail message in “pdf” or similar  format, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  At the request of any Party, the other Party shall re-execute original forms of this Agreement and any other certificate, instrument, agreement or document required to be delivered pursuant to this Agreement, and any amendments hereto or thereto, and deliver them to the other Party.  No Party shall raise the use of a facsimile machine or electronic mail attachment in “pdf” or similar format to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or as an attachment to an electronic mail message as a defense to the formation of a contract and each such Party forever waives any such defense.  A facsimile signature or electronically scanned copy of a signature shall constitute and shall be deemed to be sufficient evidence of a Party’s execution of this Agreement, without necessity of further proof.  Each such copy shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

5.9           Severability; Enforcement. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

5.10         Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof and that each Party shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

5.11         Consent to Jurisdiction.  Each Party irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting the City of Wilmington, Delaware, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each Party further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth above shall be effective service of process for any action, suit or proceeding with respect to any matters to which it has submitted to jurisdiction in this Section 5.11. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the state and federal courts sitting the City of Wilmington, Delaware and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

5.12         Governing Law.  This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

5.13         Waiver of Jury Trial.  Each Party hereby waives to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement, any transaction contemplated hereby or any dispute relating hereto. Each Party (a) certifies that no representative, agent or attorney of the other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other Party hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 5.13.

5.14         Independent Contractor. Nothing contained in this Agreement shall be deemed or construed to create a partnership or joint venture, to create the relationships of employee/employer or principal/agent, or otherwise create any liability whatsoever of either Party with respect to the indebtedness, liabilities, obligations or actions of the other or any of their Related Persons, or any other person or entity.

5.15         Survival.  The provisions of Article II through and including Article V shall survive the expiration or earlier termination of this Agreement for any reason whatsoever.

5.16         Force Majeure.

(a)           The Provider shall not be in default hereunder by reason of any failure or delay in the performance of its obligations hereunder where such failure or delay is due to any cause beyond its reasonable control, including, but not limited to, strikes, labor disputes, civil disturbances, riot, rebellion, invasion, epidemic, hostilities, war, embargo, natural disaster, acts of God, acts of terrorism, flood, fire, sabotage, accident, delay in transportation, loss and destruction of property, intervention by governmental entities, change in laws, regulations or orders, other events or any other circumstances or causes beyond the Provider’s reasonable control.

(b)           Upon learning of the occurrence of such event of force majeure, the Provider shall promptly notify the Recipient, either orally or in writing.  In the event of any failure or delay in performance of the Services, the Provider shall use its reasonable best efforts to restore the Services as soon as may be reasonably possible in accordance with its existing contingency plans for such Services. The Recipient shall not be liable for payment of any Applicable Fees or Expenses during the period in which the Services could not be provided by reason of force majeure.

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IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement by their duly authorized officers as of the date first set forth above.

ACN, INC.,
a Michigan corporation

By:	/s/ Dave Stevanovski
Name: Dave Stevanovski
Title: Vice President, and Chief Operating Officer, North America

WORLDGATE COMMUNICATIONS, INC.,
a Delaware corporation

By:	/s/ Christopher V. Vitale
Name: Christopher V. Vitale
Title: SVP, General Counsel and Secretary

Annex A

ACN Services

Table of Contents
Annex A-1 – Secondment Services
Annex A-2 – Use of EMI Test Chamber
Annex A-3 – Administrative and Travel Support
Annex A-4 – Real Estate Co-Location and Customer Operations Services
Annex A-5 – Provisioning of VOIP Communication Devices

Annex A-1
Secondment Services

ARTICLE I

DEFINITIONS

1.1          Definitions.  When used in this Annex A-1, the following terms shall have the meanings assigned to them in this Section 1.1.

(a)           “Direct Payroll Costs” shall mean, with respect to any Seconded Employee, the gross amount of all salaries and wages, employee benefit program costs and other compensation with respect to such Seconded Employee and all applicable fees, taxes, and other amounts owed to third parties as a result of the employment of such Seconded Employee, including federal, state and local income tax withholding, contributions pursuant to the Federal Insurance Contribution Act and Federal Unemployment Tax Act, workers’ compensation, unemployment insurance, other withholding or other payments required by federal, state or local law or regulations, and all payments to applicable pension and welfare plans and other employee fringe benefit outlays, including but not limited to, direct premiums to Plans and claims for self-funded plans on an individual level or, if required by the design of the relevant Plan, such benefit costs as ACN reasonably determines using its usual methods of cost accounting.

(b)           “Indirect Payroll Costs” shall mean with respect to any Seconded Employee, all reasonable costs, other than Direct Payroll Costs, associated with the compensation of or benefits provided to such Seconded Employee, including allocable general administrative and overhead costs arising in connection with the employment and compensation of such Seconded Employee, as reasonably determined by ACN using its usual methods of cost accounting.

(c)           “Out-of-Pocket Expenses” means, with respect to any Seconded Employee, any actual out-of-pocket expenses that are incurred by such Seconded Employee or by the applicable ACN Entity in the course of such Seconded Employee’s performance of his or her duties and paid or reimbursed by such applicable ACN Entity, as reasonably determined by ACN using its usual methods of cost accounting.

(d)           “Payroll Costs” means Direct Payroll Costs, Indirect Payroll Costs and Out-of-Pocket Expenses.  For any Seconded Employee, the Payroll Costs may consist of a portion of Direct Payroll Costs, Indirect Payroll Costs and Out-of-Pocket Expenses associated with such Seconded Employee as reasonably determined by ACN in good faith to reflect an equitable sharing of the costs associated with such Seconded Employee based on the facts and circumstances, including, without limitation, the time spent by the Seconded Employee on matters relating to the business of WorldGate.

(e)           “Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or other entity or organization.

(f)            “Plans” means all employee benefit plans, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and all other plans, policies, and arrangements which the ACN Entities maintain on behalf of or makes available to the Seconded Employees on or after the date hereof.

(g)           “Seconded Employee” means any employee of any ACN Entity listed on Exhibit 1 to this Annex A-1, as such exhibit may be amended or supplemented from time to time by mutual agreement of the Parties.

ARTICLE II

SECONDED EMPLOYEE SERVICES

2.1           Seconded Employee Services.  Upon the terms and subject to the conditions contained in this Annex A-1 and the Agreement, the ACN Entities shall furnish to the WorldGate Entity specified by WorldGate (the “Applicable WGAT Entity”) the services of the Seconded Employees.

(a)           Seconded Employees shall remain employees of the applicable ACN Entity and shall remain on the payroll of the applicable ACN Entity, but shall perform services for and, to the fullest extent permitted by applicable law, under the sole supervision, direction and control of the Applicable WGAT Entity.  The Applicable WGAT Entity shall direct and control the Seconded Employees in the manner and method of performing services for the Applicable WGAT Entity; provided that, the Applicable WGAT Entity shall not direct or cause any Seconded Employee to act or omit to act where such act or omission would violate applicable law or regulations.  The ACN Entities shall have no responsibility for, or control over, the day-to-day work activities of any Seconded Employee.  The Applicable WGAT Entity shall be solely responsible for each Seconded Employee’s actions in connection with their assigned duties for the Applicable WGAT Entity as if they were employees of the Applicable WGAT Entity.  Seconded Employees shall not, during the period in which they are Seconded Employees, be required by any ACN Entity to provide any material services to any ACN Entity or to devote any material time to efforts or activities sponsored by or for the direct benefit of any ACN Entity.  The ACN Entities make no representations or warranties, express or implied, concerning (i) any service rendered or to be rendered by a Seconded Employee hereunder, (ii) any Seconded Employee’s compliance with his or her obligations set forth in a Seconded Employee Letter Agreement (as defined below), or (iii) the fitness, qualifications, experience or other attributes of any Seconded Employee.  For the avoidance of doubt, the Services contemplated by Annex A-1 shall not be subject to Sections 1.6 or 1.9 of the body of the Agreement.

(b)           The applicable ACN Entity shall continue to pay the compensation, withhold and pay taxes and make other deductions and, to the extent permitted by the Plans and by applicable law, provide the benefits to which the Seconded Employees are entitled pursuant to the Plans, in each case, in a timely manner.  The applicable ACN Entity shall determine in its sole discretion the compensation and benefits that are provided to each Seconded Employee; provided that, such ACN Entity shall notify the Applicable WGAT Entity in writing in advance of any change in such compensation or benefits that would materially increase the Payroll Costs associated with any Seconded Employee.

A-1 Page 2

2.2           Limitation on Provision of Services of Seconded Employees.  Notwithstanding anything herein to the contrary, no provision of this Agreement shall obligate any ACN Entity to provide (or continue to provide) the services of a Seconded Employee pursuant hereto if such ACN Entity determines, in its sole discretion, that to do so would (i) interfere with the conduct of its business in the ordinary course, (ii) violate any applicable law, rule, regulation, judgment, order or decree, (iii) constitute a default or give rise to any right of termination, cancellation or acceleration of any right or to a loss of any benefit to which such ACN Entity is entitled under any provisions of any agreement or other instrument binding on such ACN Entity or (iv) violate any obligation or duty owed by any Seconded Employee to such ACN Entity.  In furtherance of the foregoing, if any term or provision of this Agreement or the performance thereof would result in any of the foregoing, the Parties agree that any such provision shall be modified accordingly so as to not result in any of the foregoing.

2.3           Seconded Employee Letter Agreement.  Notwithstanding any Seconded Employee’s employment by an ACN Entity, prior to any Seconded Employee’s commencement of services to the Applicable WGAT Entity hereunder, ACN shall require each Seconded Employee to execute and deliver to ACN a Seconded Employee Letter Agreement (a “Seconded Employee Letter Agreement”) substantially in the form attached as Exhibit 2 to this Annex A-1 (and ACN shall deliver a copy thereof to the Applicable WGAT Entity), which shall require, among other things, such Seconded Employee to agree to abide by and comply with all applicable policies and procedures of the Applicable WGAT Entity.  Nothing in this Agreement or in the Seconded Employee Letter Agreement shall alter the “at-will” status of any Seconded Employee or the ability of ACN to terminate the employment of any Seconded Employee at any time, for any reason or for no reason.

2.4           Intellectual Property Matters.  ACN, on behalf of itself and the other ACN Entities, agrees that any and all intellectual property developed by any Seconded Employee during the secondment, including without limitation all ideas, formulas, concepts, themes, inventions, designs, improvements, fund management and administration, accounting systems, processes, computer software, and discoveries conceived, developed, learned, or written by any Seconded Employee, individually or jointly in collaboration with employees of any WorldGate Entity, shall belong to and be the sole and exclusive property of the Applicable WGAT Entity, are “works made for hire” as that term is defined in the copyright laws of the United States, and shall be assigned promptly by the Seconded Employee to the Applicable WGAT Entity.  ACN, on behalf of itself and the other ACN Entities, agrees that the Applicable WGAT Entity is the sole and absolute owner of all patents, copyrights, trademarks, and other property rights to any of the intellectual properties described in the first sentence of this Section 2.4 and ACN will, and will cause the other ACN Entities to, fully assist the Applicable WGAT Entity to obtain the patents, copyrights, trademarks, or other property rights to all such inventions, improvements, discoveries, formulas, fund management and administration, accounting systems, processes, or computer software, and ACN will, and will cause the other ACN Entities to, execute all documents and do all things necessary to vest the Applicable WGAT Entity with full and exclusive title and protect against infringement by others.  This Section 2.4 shall not apply to intellectual property or rights therein derived from any ACN Entity’s or any Seconded Employee’s activities prior to the time the Parties entered into the Agreement.  This section shall not apply to assign to any ACN Entity or any WorldGate Entity any Seconded Employee’s rights in any invention that such Seconded Employee developed entirely on his or her own time without using any WorldGate Entity’s equipment, supplies, facilities or information, unless the invention (a) relates directly to the business of any WorldGate Entity; (b) relates directly to any WorldGate Entity’s actual or demonstrably anticipated research and development; or (c) results from any work performed by such Seconded Employee for any WorldGate Entity pursuant to this Agreement.

A-1 Page 3

ARTICLE III

EXPENSES

3.1           Reimbursement Of Payroll Costs.  The Applicable WGAT Entity shall reimburse ACN for all Payroll Costs associated with the Seconded Employees during the period of secondment for each such Seconded Employee.

3.2           Method Of Reimbursement.  ACN will provide the Applicable WGAT Entity with monthly invoices setting forth the Payroll Costs (in reasonable detail) for the preceding month and the cumulative amount of Payroll Costs (in reasonable detail) remaining unpaid.  On or before the later of (a) December 31, 2010 or (b) the date WorldGate has sufficient cash generated from the operations of WorldGate to pay any outstanding Payroll Costs (such later date, the “Initial Payment Date”), the Applicable WGAT Entity shall pay, by wire transfer of immediately available funds to an account designated in advance by ACN, an amount equal to the lesser of (i) the aggregate amount of Payroll Costs remaining unpaid or (ii) twenty percent (20%) of the amount of cash generated from the operations of WorldGate for the most recent fiscal quarter immediately preceding the Initial Payment Date for which WorldGate has publicly released its financial statements.  After the Initial Payment Date, within ninety (90) days after the delivery of each such invoice, the Applicable WGAT Entity shall pay, by wire transfer of immediately available funds to an account designated in advance by ACN, the lesser of (i) the aggregate amount of Payroll Costs remaining unpaid or (ii) twenty percent (20%) of the amount of cash generated from the operations of WorldGate for the most recent fiscal quarter immediately preceding the date of such invoice for which WorldGate has publicly released its financial statements.  The Applicable WGAT Entity shall have no right of offset with respect to its payment obligations hereunder.

ARTICLE IV

TERMINATION OF SECONDED EMPLOYEE SERVICES

4.1           Termination By WorldGate.  WorldGate may, in its sole discretion, terminate the services provided to any WorldGate Entity by any Seconded Employee at any time by providing thirty (30) days’ advance written notice thereof to ACN specifying the effective date of such termination.

A-1 Page 4

4.2           Termination By ACN.  ACN may, in its sole discretion, terminate the provision of services to any WorldGate Entity by any Seconded Employee at any time by providing sixty (60) days’ advance written notice thereof to WorldGate specifying the effective date of such termination.

4.3           Termination of Agreement.  The services of all Seconded Employees to the any WorldGate Entity will automatically terminate (without any further notice to either Party) effective upon the termination of the Agreement in accordance with Article III of the Agreement.

4.4           Effect of Termination of Services.  As of the effective date of any termination in accordance with Section 4.1, Section 4.2 or Section 4.3, or as of the date of the termination of any Seconded Employee’s employment with ACN for any other reason, such Seconded Employee shall cease to be a Seconded Employee.

ARTICLE V

INDEMNIFICATION

5.1           General.

 (a)           WorldGate acknowledges and agrees that the Seconded Employees and the services they provide are provided as an accommodation to WorldGate, and that ACN shall neither indemnify nor have any liability to any WorldGate Entity for any Loss relating to or arising out of (i) the availability or continued employment of any Seconded Employee, (ii) the performance of services by any Seconded Employee, or (iii) any Seconded Employee’s compliance with its obligations under a Seconded Employee Letter Agreement, in each case except to the extent that any such Loss results from the bad faith, gross negligence, fraud or willful misconduct of ACN.

 (b)           WorldGate agrees to indemnify, defend and hold harmless the ACN Entities and their Related Persons from, against and in respect of Losses imposed on, sustained, incurred or suffered by or asserted against any ACN Entity or any of their Related Persons relating to or arising out of the performance by the WorldGate Entities of their obligations under this Annex  A-1 and any claim, charge, action, suit or proceeding brought by any Seconded Employee under any federal, state or local employment law other than for payment of any compensation to any Seconded Employee, in each case except to the extent that any such Loss results from the bad faith, gross negligence, fraud or willful misconduct of any ACN Entity.

 (c)           ACN agrees to indemnify, defend and hold harmless the WorldGate Entities and their Related Persons from, against and in respect of any Loss, imposed on, sustained, incurred or suffered by or asserted against any WorldGate Entity or any of their Related Persons relating to or arising out of the performance by the ACN Entities of their obligations under this Annex  A-1 and any claim, charge, action, suit or proceeding brought by any Seconded Employee with respect to the payment of any compensation to any Seconded Employee, in each case except to the extent that any such Loss results from the bad faith, gross negligence, fraud or willful misconduct of any WorldGate Entity.

A-1 Page 5

5.2           Workers Compensation.  Without limiting the provisions of Section 5.1 of this Annex A-1, WorldGate hereby agrees to indemnify, defend and hold harmless the ACN Entities and their Related Persons for any workers’ compensation claims liability the ACN Entities incur with respect to a Seconded Employee arising out of any injury or condition incurred during or caused by work performed for or on behalf of the Applicable WGAT Entity by such Seconded Employee; it being understood that to the extent any ACN Entity is compensated by a third party with respect to such liability, or such liability is assumed by a third party, the amount owed by WorldGate to the ACN Entities and their Related Persons with respect to such liability shall be offset by the amount of such compensation or assumption.  ACN will, and will cause the other ACN Entities to, use its commercially reasonable efforts to obtain compensation or assumption for such liability from any relevant third party (including applicable insurance companies, but not including any WorldGate Entity).

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A-1 Page 6

Exhibit 1 to Annex A-1

Seconded Employees

No seconded employees are contemplated as of the date of the Agreement.

Exhibit 2 to Annex A-1

Form of Seconded Employee Letter Agreement

[Date]

[Seconded Employee Name]
[Address]

Re: Secondment To WorldGate Service, Inc.

Dear [Secondee Name]:

This letter confirms the basis upon which, while still employed by [identify relevant ACN Entity] (“ACN”), you will be seconded (the “Secondment”) to WorldGate Service, Inc. (“WorldGate”).

1.           During the Secondment, while you will remain an ACN employee and will not be a WorldGate employee, your employment remains at will, meaning you or ACN can terminate your employment at any time, for any reason or for no reason, and you will be supervised and directed, to the fullest extent permitted by applicable law, by WorldGate.  You will work at WorldGate’s premises, unless otherwise jointly notified to you by WorldGate and ACN.  Additionally, the Secondment is at will, and either WorldGate or ACN can terminate it at any time.  ACN or WorldGate will notify you if and when your Secondment is terminated.  If during your Secondment you have any questions regarding your employment by ACN or the terms of the Secondment, you can contact ACN’s Vice President of Human Resources for assistance.

2.           ACN will continue to provide and determine your salary, benefits and other compensation on the same basis ACN has done to date.

3.           During the Secondment, you shall in no event represent that you are acting on behalf of ACN or have any authority to do so, nor shall you represent that you are in any respect controlled by ACN.

4.           During the Secondment you will report to the person(s) designated by WorldGate and your duties will be those which WorldGate reasonably requests you to perform.

5.           During the Secondment you will comply with all (a) internal policies, rules, regulations, and procedures and employee handbooks of both ACN and WorldGate (including, without limitation and as applicable, with respect to confidentiality, conflicts of interest, code of ethics, intellectual property and invention assignment, insider trading, sexual harassment and substance abuse) as the same may be amended from time to time and provided to you, and (b) applicable state, local and federal laws whether now existing or hereafter adopted applicable to the business of WorldGate.  You agree to execute and deliver to WorldGate, upon its request, a countersigned copy of any internal WorldGate policy, rule, regulation or procedure that is generally applicable to similarly situated employees of WorldGate.  In the event you believe that there is a conflict between the internal policies, procedures or employee handbooks of ACN and WorldGate, you should promptly raise such concerns with your WorldGate supervisor.

6.           You will devote your full time and attention to your Secondment duties unless otherwise agreed by ACN and WorldGate and jointly notified to you.  You agree to use reasonable skill and care in carrying out your duties for WorldGate and you will act at all times in the best interests of WorldGate (including fulfilling any duty of loyalty to WorldGate that you would have if WorldGate were your employer).  In the event you believe you have an actual or potential conflict of interest at any time between the interests of WorldGate and the interests of ACN, you should promptly raise such concerns with your WorldGate supervisor.  Any such actual or potential conflict of interest should be resolved in favor of WorldGate during your Secondment.

7.           The Secondment will terminate automatically if your employment with ACN ends for any reason or if you are no longer lawfully entitled to work in the United States.

8.           You acknowledge that the Secondment may result in your exposure and access to confidential and proprietary information of WorldGate and its subsidiaries, parent company, customers, suppliers and other third parties, including, but not limited to, accounting systems, processes, computer software, customer and supplier lists, due diligence files, financial information, business strategies and personal information about WorldGate, its subsidiaries and parent company and their respective employees, to which information you may not have had access to prior to the Secondment to WorldGate and which information is of significant value to WorldGate and its subsidiaries, parent company, customers, suppliers and other third parties.  You agree that you shall not, other than on WorldGate’s behalf, at any time during your Secondment to WorldGate and thereafter, make available, divulge, disclose, or communicate in any manner whatsoever to anyone including, but not limited to, any person, firm, corporation, investor, member of the media, or entity, including without limitation ACN, any such confidential or proprietary information, or use any such confidential or proprietary information for any purpose other than on WorldGate’s behalf, unless previously authorized to do so in writing by a duly authorized officer of WorldGate, required by law or court order, or such confidential or proprietary information has become publicly available other than by reason of a breach by you of such agreement, or of another individual’s or entity’s violation of an obligation not to disclose such information.  Should you be required by law or court order to disclose such confidential or proprietary information, you agree to give WorldGate such notice as is reasonably practicable under the circumstances so as to allow WorldGate to challenge such application of the law or court order, or otherwise to attempt to limit the scope of such disclosure.  This paragraph shall apply to all confidential and proprietary information of WorldGate and its subsidiaries, parent company, customers, suppliers and other third parties, regardless of when such information is or was disclosed to you.  You acknowledge that WorldGate shall have the right to enforce your agreements under this paragraph.  You further acknowledge that a breach of this paragraph would cause a loss to WorldGate for which it could not reasonably or adequately be compensated by damages in an action at law, that remedies other than injunctive relief could not fully compensate WorldGate for a breach of this paragraph, and that, accordingly, WorldGate shall be entitled to injunctive relief to prevent any breach or continuing breaches of this paragraph.  It is the your intention and the intention of WorldGate that if, in any action before any court empowered to enforce your agreements in this paragraph, any term, restriction, covenant, or promise is found to be unenforceable, then such term, restriction, covenant, or promise shall be deemed modified to the extent necessary to make it enforceable by such court.

2

This letter is governed by, and will be interpreted in accordance with, the laws of the State of Delaware without reference to its principles of conflicts or choice of laws.  The provisions of this letter are intended for the benefit of ACN and WorldGate.

Please sign and date the enclosed copy of this letter to confirm your acceptance of the terms of the Secondment and the variation to your existing terms and conditions of employment by this letter.  You should then return it to [________] as soon as possible.  If you have any questions about this letter or the Secondment, please contact [_______] at [_________] or via e-mail at [___________].

Sincerely,

[identify ACN entity],
a Delaware corporation

By:
Name:
Title:

I hereby accept the Secondment to WorldGate and acknowledge and agree to the terms and conditions set out in this letter.  I acknowledge and agree that this letter varies the terms and conditions of my employment with ACN, but that I remain an at will employee of ACN and the at-will nature of my employment with ACN can only be changed pursuant to a writing executed by me and a duly authorized officer of ACN.

Signed:

Print Name:

Date:

3

Annex A-2
Use of EMI Test Chamber

Service Description:	ACN shall provide the EMI Test Chamber to WorldGate.

Location of Service:	3190 Tremont Avenue, Trevose, PA 19053, or such other location where the EMI Test Chamber is relocated to by WorldGate.

EMI Fee:	$1,937.50 per month for 24 months.

Payment Terms:
On or before the later of (a) December 31, 2010 or (b) the date WorldGate has sufficient cash generated from the operations of WorldGate to pay the aggregate outstanding Payroll Costs (as defined in Annex A-1) plus the aggregate outstanding amount of the EMI Fee (such later date, the “EMI Payment Date”), WorldGate shall pay, by wire transfer of immediately available funds to an account designated in advance by ACN, an amount equal to the lesser of (i) the aggregate outstanding amount of the EMI Fee remaining unpaid or (ii) ten percent (10%) of the amount of cash generated from the operations of WorldGate for the most recent fiscal quarter immediately preceding the EMI Payment Date for which WorldGate has publicly released its financial statements.  Within ninety (90) days after the EMI Payment Date, WorldGate shall pay, by wire transfer of immediately available funds to an account designated in advance by ACN, the aggregate outstanding amount of the EMI Fee remaining unpaid.

Title Transfer:	Title to the EMI Test Chamber shall transfer, free and clear of all liens and encumbrances, to WorldGate upon payment to ACN of the EMI Fee.

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Annex A-3
Administrative and Travel Support

Service Description:	ACN shall provide administrative and travel support to WorldGate as requested by WorldGate.

Administrative Fees:
ACN and WorldGate shall agree on an hourly or project fee for administrative support services to be provided.  Administrative fees shall also include the actual out-of-pocket expenses incurred by ACN or any employee of ACN providing administrative support to WorldGate in the course of such employee’s performance of administrative support services and paid or reimbursed by ACN, as reasonably determined by ACN using its usual methods of cost accounting.

Travel Costs:	Actual out-of-pocket costs paid by ACN to third parties for travel services requested and utilized by WorldGate and its employees and directors.

Accounting:	ACN shall provide a full accounting of outstanding Administrative Fees and Travel Costs as and when requested by WorldGate.

Payment Terms:
On or before the later of (a) December 31, 2010 or (b) the date WorldGate has sufficient cash generated from the operations of WorldGate to pay the aggregate outstanding Payroll Costs (as defined in Annex A-1) plus the aggregate outstanding amount of the EMI Fee (as defined in Annex A-2) plus the aggregate outstanding amount of Administrative Fees and Travel Costs (such later date, the “Admin Payment Date”), WorldGate shall pay, by wire transfer of immediately available funds to an account designated in advance by ACN, an amount equal to the lesser of (i) the aggregate outstanding amount of the Administrative Fees and Travel Costs remaining unpaid or (ii) ten percent (10%) of the amount of cash generated from the operations of WorldGate for the most recent fiscal quarter immediately preceding the Admin Payment Date for which WorldGate has publicly released its financial statements.  Within ninety (90) days after the Admin Payment Date, WorldGate shall pay, by wire transfer of immediately available funds to an account designated in advance by ACN, the aggregate outstanding amount of the Administrative Fees and Travel Costs remaining unpaid.

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Annex A-4
Real Estate Co-Location and Customer Operations Services

Service Description:
ACN shall provide to WorldGate office space (both for customer operations and for general office use), telecommunications and electronic communications services, computer support, recruiting services, tax and regulatory advice, force management and other requested services relating to a telecommunications customer operation center, in each case as requested by WorldGate.  For the avoidance of doubt, the Services contemplated by Annex A-4 shall not be subject to Section 1.9 of the body of the Agreement.

Location of Service:	1000 Progress Place, Concord, North Carolina 28025, or such other location by mutual agreement of ACN and WorldGate.

Real Estate Fees:
Incremental out-of-pocket costs incurred by ACN in order to provide office space (both for call center operations and for general office use) to WorldGate, as reasonably determined by ACN using its usual methods of cost accounting.

Operations Fees:	Incremental out-of-pocket costs incurred by ACN in order to provide the customer operations services to WorldGate, as reasonably determined by ACN using its usual methods of cost accounting.

Invoicing:
ACN will provide WorldGate with monthly invoices setting forth the Real Estate Fees and Operations Fees (in reasonable detail) for the preceding month and the cumulative amount of Real Estate Fees and Operations Fees (in reasonable detail) remaining unpaid.

Payment Terms:
On or before the later of (a) December 31, 2010 or (b) the date WorldGate has sufficient cash generated from the operations of WorldGate to pay the aggregate outstanding Payroll Costs (as defined in Annex A-1) plus the aggregate outstanding amount of the EMI Fee (as defined in Annex A-2) plus the aggregate outstanding amount of Administrative Fees (as defined in Annex A-3)  and Travel Costs (as defined in Annex A-3)  plus the aggregate outstanding amount of Real Estate Fees and Operations Fees (such later date, the “OF Payment Date”), WorldGate shall pay, by wire transfer of immediately available funds to an account designated in advance by ACN, an amount equal to the lesser of (i) the aggregate outstanding amount of the Real Estate Fees and Operations Fees remaining unpaid or (ii) ten percent (10%) of the amount of cash generated from the operations of WorldGate for the most recent fiscal quarter immediately preceding the OF Payment Date for which WorldGate has publicly released its financial statements.  Within ninety (90) days after the OF Payment Date, WorldGate shall pay, by wire transfer of immediately available funds to an account designated in advance by ACN, the aggregate outstanding amount of the Real Estate Fees and Operations Fees remaining unpaid.

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Annex A-5
Provisioning of VOIP Communication Devices

ACN Digital Phone Service, LLC, a Delaware limited liability company, with its principal place of business at 1000 Progress Place, Concord, North Carolina 28025 (“ACN DPS”) and Ojo Video Phones LLC, a Pennsylvania limited liability company with its principal place of business at 3190 Tremont Avenue, Trevose, Pennsylvania (“WGAT Sub”) agree to the following business terms:

A)
Ordering of Products.  WGAT Sub will purchase from ACN DPS, from time to time, the Iris 3000 video phone (the “Product”) with the specifications mutually agreed to by ACN DPS and WGAT Sub.  At such time or times and in amounts as mutually agreed by the parties, WGAT Sub will provide ACN DPS with a written order regarding the quantity, collateral and shipping destination for the Product.  Risk of loss for the Product will pass to WGAT FOB destination.

B)
Purchase Price.  The price to be paid by WGAT Sub for each unit of Product shall be the amount incurred by ACN DPS to manufacture the phone without any markup, plus the costs and expenses for shipping and handling the Products to a location to be specified by WGAT Sub (the “Purchase Price”).

C)
Payment of Purchase Price.  ACN DPS will provide WGAT Sub with monthly invoices setting forth the separate line items for each category of costs included in the Purchase Price (in reasonable detail) incurred by WGAT Sub for the preceding month and the cumulative amount owed by WGAT Sub to ACN DPS (in reasonable detail) remaining unpaid under this Annex A-5, including without limitation any carrying costs as described herein.  The Purchase Price for each Product is due and payable thirty (30) days after the date of receipt of the invoice from ACN DPS by WGAT Sub relating to such Product.  Notwithstanding the foregoing, if WGAT Sub has paid ACN DPS all outstanding amounts under paragraph D of this Annex A-5 when due, WGAT shall not be in default under this Annex A-5 or the Agreement if WGAT Sub fails to pay ACN DPS the Purchase Price for each Product as contemplated by this paragraph C of Annex A-5; provided, however, that WGAT Sub must pay outstanding invoices with respect to Product, to the extent commercially reasonable, upon WGAT Sub having sufficient cash generated from the operations of WGAT Sub (after payment of any other due and outstanding amounts under the Agreement (including the other Annexes to the Agreement)) to pay such outstanding invoiced amounts, regardless of whether WGAT Sub is current in payment of its carrying costs pursuant to paragraph D of this Annex A-5.

D)
Product Carrying Costs.  WGAT Sub will pay ACN DPS a carrying cost of one percent (1%) per month applied to the total value in a given month of Product received by WGAT Sub and for which WGAT Sub has not paid the Purchase Price in accordance with this Annex-A-5.  The carrying cost (1) will not be applied to Product within the first thirty (30) days after receipt of the invoice relating to delivery of such Product, (2) will apply monthly thereafter until WGAT Sub has made full payment with respect to such Product and (3) shall be due and payable thirty (30) days after the date of receipt of the invoice from ACN DPS by WGAT Sub relating to such carrying cost.

E)
Security Interest.  ACN DPS shall have a purchase money security interest in all Product received by WGAT Sub for which WGAT Sub has not made full payment to ACN DPS, such interest securing WGAT Sub’s payment obligation under this Annex A-5.  WGAT Sub further agrees that it will:

1.
not create or permit to exist any lien, security interest or other charge or encumbrance upon or with respect to the Product other than any security interest contemplated by any financing that may be provided by WGI Investor LLC to WGAT Sub;

2.	maintain all Product in good condition and repair;

3.
maintain, or cause to be maintained, insurance against fire and such other hazards, sufficient to cover the value of Product received by WGAT Sub and naming the Secured Party as a loss payee.  Such insurance shall be non-cancellable except upon thirty (30) days’ prior written notice to ACN DPS.  The Debtor will furnish to the Secured Party such evidence of insurance upon request.

4.
make the Product available for inspection by ACN DPS; and, when requested, furnish the Secured Party any information regarding the Debtor’s business affairs and financial condition within a reasonable time after written request therefor.

F)	Warranty.

1.
The Products purchased under this Agreement are warranted by ACN DPS to be free from defects in materials and workmanship at the time of delivery and for a period of either twelve (12) months starting from the date of commencement of commercial operation or use of the Product, or eighteen (18) months starting from the date of delivery, whichever is longer.  WGAT Sub will accumulate all allegedly defective Products, and will ship them to ACN DPS in 100 piece increments, at ACN DPS’s cost.

2.	The above warranty shall not apply to any defects or deficiency arising from:

a.	Any interference with Products which is not as a result of normal usage (for instance, but not limited to, by not following the instructions given in the user’s manual);

b.	Any modification made to the Products by WGAT Sub or other third party not duly authorized by ACN DPS;

c.
Any WGAT Sub provided, consigned or designated hardware, software, and/or service, which are incorporated in the Products and are not authorized or approved for use with the Products by ACN DPS; provided, however, that any provided, consigned or designated hardware, software, and/or service relating to the deltathree, inc. network shall be deemed authorized and approved for use with the Products by ACN DPS;

d.
Any operation or use of any of the Products in combination with other hardware, software or system not furnished or authorized by ACN DPS; provided, however, that any operation or use of the Products in combination with the deltathree, inc. network shall be deemed authorized by ACN DPS;

e.	Any accident or deterioration or as a result of the occurrence of an event such as damage by water, fire, explosion or lightening;

f.	Any malfunctions resulting from negligent operation or unfit operating environment; or

g.	Any malicious act or intentional damage committed by any person whatsoever.

3.
EXCEPT AS PROVIDED IN SECTION C-4 BELOW, THE FOREGOING WARRANTY IS EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, ANY WARRANTY OR MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE.  ACN DPS SHALL HAVE NO RESPONSIBILITY FOR ANY PARTICULAR APPLICATION FOR ANY PRODUCTS.

4.
In addition to the warranty above, ACN DPS hereby represents, warrant and agrees that (a) the Products shall, at the time of receipt by WGAT Sub, be new Products, be free from any material design defects or defects in workmanship or materials and shall substantially perform in the manner for which such Products were designed; (b) to the knowledge of ACN DPS or of UMEC, a Taiwan corporation and manufacturer of the Product, the Products shall comply with all applicable laws, statutes, regulations, rules, ordinances and judicial or governmental agency orders; (c) all intellectual property rights embodied or contained in the Product, including the software and firmware, shall and do not infringe upon or violate any intellectual property right, including copyright, trademark, service mark, trade secret, patent, trade dress, trade name or any other proprietary right of any third parties; and (d) to the extent applicable, each Product shall, at ACN DPS’s option, either (i) contain, on the outside surface of all exposed power cords, cables, or wires, no more than 300 parts per millions of lead by weight; or (ii) be accompanied by the following warning label:  “WARNING:  The cord(s) on this product contain(s) lead, a chemical known to the State of California to cause birth defects or other reproductive harm.  Wash hands after handling.”  If ACN DPS elects to utilize option (d)(i) above, ACN DPS shall use commercially reasonable efforts to make available to WGAT Sub test results verifying that the lead content of the Product cords, cables or wires does not exceed 300 parts per million, using a testing method of sufficient sensitivity to establish a limit of quantification (as distinguished from detection) of less than 300 parts per million.  If ACN DPS elections to utilize option (d)(ii) above, the warning shall appear in the same section of the label that contains other safety information, if any, or near its displayed price and/or UPC code.  Moreover, the word “WARNING” shall appear in all capital letters and in bold and italicized typeface.  If space does not permit the warning to be inserted into the label, it shall be prominently affixed to each Product until itself or to each Product unit packaging.  Type shall be similar in size to that used to convey other important information regarding use of the Product.

5.
ACN DPS agrees to indemnify, defend and hold the WorldGate Entities and their respective Related Persons harmless from and against any claim, suit or proceeding to the extent such claim or proceeding is based on a claim related to ACN DPS’s obligations under Section 1(D)(4) of this Annex A-5; provided that, ACN DPS is notified promptly in writing and given complete authority, information and assistance required for defense of same, and ACN DPS shall pay all damages as a result thereof.  ACN DPS, however, shall not be responsible for any settlement made by WGAT Sub or their respective Related Persons without ACN DPS’s prior written consent.

E)
License.  Subject to the terms and conditions of this Agreement, ACN DPS grants to WGAT Sub a non-exclusive, perpetual, fully paid, royalty free, worldwide license to distribute firmware and software used solely with or embedded in the Products, in executable form only, solely as used with or embedded in Product furnished to WGAT Sub by ACN DPS under this Agreement in order to enable WGAT Sub’s customer’s to use the Products.   Subject to the terms and conditions of this Agreement, ACN DPS grants to WGAT Sub a non-exclusive, perpetual, fully paid, royalty free, worldwide license to use, revise, print and distribute any materials or documentation associated with the Products in connection with WGAT Sub’s use or sale of the Products.

F)
Acknowledgment.  ACN DPS acknowledges and agrees to be bound by the terms of the Agreement to which this Annex A-5 forms a part (1) as an “ACN Entity” and as a “Provider” in Articles 1, 2, 3 and 4 of the Agreement and (2) as if ACN DPS was a “Party” in Article 5 of the Agreement.  WGAT Sub acknowledges and agrees to be bound by the terms of the Agreement to which this Annex A-5 forms a part (i) as a “WorldGate Entity” and as a “Recipient” in Articles 1, 2, 3 and 4 of the Agreement and (ii) as if WGAT Sub was a “Party” in Article 5 of the Agreement.

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IN WITNESS WHEREOF, WGAT Sub and ACN DPS have executed and delivered this Annex A-5 by their duly authorized officers as of October 12, 2009.

ACN Digital Phone Service, LLC

By:	/s/ Dave Stevanovski
Name: Dave Stevanovski
Title: President

Ojo Video Phones LLC

By: WorldGate Communications, Inc., its sole member

By:	/s/ Christopher V. Vitale
Name: Christopher V. Vitale
Title: SVP, General Counsel and Secretary

Annex B

WorldGate Services

No WorldGate Services are contemplated as of the date of the Agreement.